Exhibit 23.5

WRITTEN CONSENT TO REFERENCE CENSERE AS EXPERT

IN F-l FILING OF CGEN DIGITAL MEDIA COMPANY LIMITED

Our reference: C00024-1-cl

19th September 2007

The Directors

CGEN Digital Media Co., Ltd.

Suite 3213-14, Tower B, City Center of Shanghai

No. 100 Zunyi Rd, Shanghai 200051

China

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of CGEN Digital Medial Company Limited (the “Company”) in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the u.S. Securities and Exchange Commission. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and classification as an expert under the Securities Act of 1933, as amended.

In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data relating to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial statements or other data relating to the Company and take no responsibility for the accuracy of such information. The responsibility for determining fair value rests solely with the Company.

Yours faithfully,
For and on behalf of Censere Holdings Limited

/s/
Brett Shadbolt
Managing Director

Censere Holdings Limited, Unit B, Tower 2, Tern Centre, 251 Queen’s Road Central, Hong Kong

Tel (852) 2511 2011 Fax (852) 2511 2005 Email info@censere.com www.censere.com